Exhibit 10.25

EXECUTIVE SUPPLEMENTAL BENEFITS

Annual Physical Examination

Unisys offers elected officers an opportunity to participate in the annual physical examination program through the Impact Medical Group. This benefit provides comprehensive health screening and risk reduction services tailored to elected officers’ needs and schedule at no cost to them. Alternatively, if any elected officer chooses not to participate in the program, such officer is eligible to obtain an annual company-paid physical examination from such officer’s personal physician. Amounts paid on an elected officer’s behalf may be treated as imputed income.

Executive Death Benefit Only Program

Subject to underwriting approvals and applicable corporate governance requirements, officers elected prior to February 2015 are eligible for death benefits under the Executive Death Benefit Only Program. During active employment, the program provides a death benefit equal to 4 times an elected officer’s base salary plus target bonus under the Executive Variable Compensation Plan. At retirement, if a retired elected officer remains eligible per the program plan, the program provides a death benefit equal to 2.5 times such former officer’s base salary immediately prior to retirement. Unisys increases the benefit payable to an elected officer’s beneficiary to cover any income and employment taxes due.

Financial Counseling – Tax Preparation Services

Unisys pays for financial counseling services, including investment planning, estate planning, and/or tax preparation, up to an annual limit.

Elected officers pay for the services, and Unisys will reimburse each of them up to their annual limit.

Role	Annual Maximum
CEO	$7,500
Senior Vice President	$5,000
Elected Officer VP	$4,000

Elected officers may use any service provider except for the Unisys corporate auditor (currently KPMG). Amounts reimbursed under this program are treated as imputed income.

Spousal Travel

Spouses may travel with executives on business trips only when spousal attendance is required. Expenses for spousal travel are treated as imputed income.

Please note: This communication describes in a summary fashion or refers to certain Unisys benefit and compensation plans and programs, without going into all of the details. The provisions of the applicable plan/program documents solely determine the legal rights and obligations of any person. In the event of any discrepancy between these communications and the official plan/program documents, the applicable plan/program documents (including any amendments), as interpreted by the plan/program administrator, in his/her/its sole discretion, will always govern. Unisys reserves the right to amend or terminate any or all of its benefit and compensation plans, in whole or in part, at any time and for any reason without prior notice or consent, to the extent permissible under applicable law.